UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2018

Commission file number 000-23446

SUGARMADE, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3008888
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

750 Royal Oaks Dr., Suite 108 Monrovia, CA	91016
(Address of principal executive offices)	(Zip Code)

(626) 346-9512
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Sugarmade Inc., a Delaware corporation (the “Company”) makes the following disclosures pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934, generally referred to as Regulation FD Disclosure. Management of the Company makes the below statements relative to new and ongoing events at the Company in order to ensure all investors in the Company, and others who may have interest in the Company, receive timely information and to ensure the timing of the delivery of such information is consistent relative to all parties.

Sugarmade is in the advanced stages of negotiating at least two potential acquisitions (the “Acquisition(s)) of companies engaged in businesses that are similar to the Company’s hydroponic cultivation and hydroponic supply businesses. While terms have yet to be finalized, the Company expects any such Acquisition(s), if such any ultimately take place, to be completed via a combination of cash and common shares in the Company. The largest of the target companies, which operations both online and brick and mortar retail operations, is producing revenues on a run rate basis of approximately $40 million per year, is profitable and cash flow positive.

The board of directors of the Company has called a 2018 Special Meeting of Stockholders of Sugarmade, Inc. (the “Special Meeting”) to be held at 750 Royal Oaks Drive, Suite 108, Monrovia, CA 91016, on October 10, 2018 at 8 :00 a.m., Pacific Time. At the Special Meeting, the board of directors is recommending shareholders approve an amendment to the Certificate of Incorporation to increase our total authorized capital from 300,000,000 shares to 2,000,000,000 shares, consisting of 1,990,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

In order to the Company to move toward definitive agreements relative to the Acquisition(s) outlined above and other transactions that the board of directors believes will be highly additive to shareholder value, it will be necessary for shareholders to approve the above outlined proposal. This and other proposals are fully outlined Company’s recently Schedule 14A filed on August 31, 2018 with the Commission and in proxy information recently mailed to common shareholders. The board of director recommends common shareholders in the Company review this information in order make an informed decision relative to the proposals outlined in the Schedule 14A filing. The board of directors recommends all shareholders should cast their vote with the following options at their convenience. Voting required control number which were sent via US First Class mail to everyone that own shares as of record date on 8/23/2018.

VOTE BY INTERNET

To vote by internet, go to https://www.westcoaststocktransfer.com/proxy-sgmd/ before 11:59 P.M. Eastern time October 9, 2018 using the CONTROL NUMBER shown at the upper right corner of your proxy card.

VOTE IN PERSON

If you choose to vote your shares in person at the meeting, you must request a paper copy of the material which will include a voting instruction form.

VOTE BY MAIL

You can vote by mail by requesting a paper copy of the materials which will include a voting instruction form.

As is outlined in the Schedule 14A filing with the Commission, the board of directors recommends that common shareholders vote FOR approval of the proposals, therefore allowing the management team of the Company to move forward with finalizing the negotiations for the outlined acquisition(s).

Without such approval, the management team of the Company will be unable to proceed relative to the Acquisition(s).

Relative to the proposed Acquisition(s), management of the Company and its board of directors believes the acquisition(s) will be highly accretive to common shareholder value and will significantly strengthen the Company’s position in the fast growing hydroponic cultivation and supply market sector. Additionally, the management believes such Acquisition(s) will yield strong cost reduction synergies across nearly all is current product lines, particularly relating to purchasing power, international logistics and domestic warehousing and shipping.

FORWARD-LOOKING STATEMENTS: This filing contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other publicly available documents issued by the Company and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management's current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "would," "could," "will" and other words of similar meaning in connection with a discussion of future operating or financial performance. Examples of forward looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUGARMADE, INC.

Date: September 17, 2018	By:	/s/ Jimmy Chan
Name: Jimmy Chan
Title: Chief Executive Officer

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